                                   EXHIBIT 21

                LIST OF SUBSIDIARIES OF INSTEEL INDUSTRIES, INC.

The following is a list of subsidiaries of the Company as of September 29, 2001, each of which is wholly owned by the Company:


            NAME                                 STATE OR OTHER JURISDICTION OF INCORPORATION
-----------------------------------              --------------------------------------------
Insteel Wire Products Company                    North Carolina
Florida Wire and Cable, Inc.                     Delaware
Intercontinental Metals Corporation              North Carolina